RUBY TUESDAY, INC.

DEFERRED COMPENSATION PLAN

(AS RESTATED EFFECTIVE NOVEMBER 26, 2002)

RUBY TUESDAY, INC.
DEFERRED COMPENSATION PLAN
(AS RESTATED NOVEMBER 26, 2002)

PAGE

SECTION 1	DEFINITIONS	-1-

SECTION 2	ELIGIBILITY	-4-

SECTION 3	DEFERRAL ELECTIONS	-5-

SECTION 4	CREDITING ACCOUNTS	-6-

SECTION 5	HARDSHIP AND SCHEDULED PAYMENTS	-8-

SECTION 6	DEATH BENEFITS	-9-

SECTION 7	PAYMENT OF BENEFITS ON RETIREMENT OR DEATH	-10-

SECTION 8	PAYMENT OF BENEFITS ON OTHER TERMINATIONS OF
	EMPLOYMENT	-10-

SECTION 9	ADMINISTRATION OF THE PLAN	-11-

SECTION 10	CLAIM REVIEW PROCEDURE	-12-

SECTION 11	LIMITATION OF ASSIGNMENT, PAYMENTS TO LEGALLY
INCOMPETENT DISTRIBUTEE
	AND UNCLAIMED PAYMENTS	-13-

SECTION 12	LIMITATION OF RIGHTS	-14-

SECTION 13	AMENDMENT TO OR TERMINATION OF THE PLAN	-14-

SECTION 14	ADOPTION OF PLAN BY AFFILIATES	-15-

SECTION 15	MISCELLANEOUS	-15-

-i-

RUBY TUESDAY, INC.
DEFERRED COMPENSATION PLAN
(As Restated Effective November 26, 2002)

        THIS INDENTURE is made on the 26th day of November, 2002, (“Effective Date”) by RUBY TUESDAY, INC., a corporation duly organized and existing under the laws of the State of Georgia (the “Primary Sponsor”);

W I T N E S S E T H:

        WHEREAS, the Primary Sponsor maintains the Ruby Tuesday, Inc. Deferred Compensation Plan, which was established by indenture dated December 18, 1989, restated by indenture effective July 1, 1997, and thereafter amended pursuant to First Amendment dated May 28, 1998, Second Amendment dated June 10, 2002, and Third Amendment dated September 20, 2002 (collectively, the “Plan”);

        WHEREAS, the Primary Sponsor desires to restate the Plan incorporating such amendments into one plan document.

NOW, THEREFORE, the Primary Sponsor does hereby restate the Plan, generally effective as of the Effective Date, to read as follows:

SECTION 1
DEFINITIONS

        Whenever used herein, the masculine pronoun shall be deemed to include the feminine, and the singular to include the plural, unless the context clearly indicates otherwise, and the following words and phrases shall, when used herein, have the meanings set forth below:

        1.1   ‘Account’ means the bookkeeping accounts established and maintained by the Plan Administrator to reflect the interest of a Member under the Plan and shall include the following:

(a)	‘Employee Deferred Account’ which shall reflect a Member’s interest in contributions credited to a Member pursuant to Section 3.1, as adjusted pursuant to Section 4.

(b)	‘Company Matching Account’ which shall reflect a Member’s interest in contributions credited to a Member pursuant to Section 3.2 after the Freeze Date, as adjusted pursuant to Section 4.

(c)	‘Frozen Company Matching Account’ which shall reflect a Member’s interest in contributions credited to a Member pursuant to Section 3.2 on or before the Freeze Date, as adjusted pursuant to Section 4.

Each Employee Deferred Account, Company Matching Account and Frozen Company Matching Account may consist of a Company Stock Subaccount which shall hold shares of Company Stock and cash attributable to the investment of Deferral Amounts and matching credits (and any earnings thereon) in an Investment Fund consisting primarily of Company Stock and an Other Investment Subaccount which shall hold all other assets attributable to the Account.

        1.2          “Accrued Benefit” means the balance of a Member’s Account.

        1.3          “Affiliate” means (a) any corporation which is a member of the same controlled group of corporations (within the meaning of Code Section 414(b)) as is a Plan Sponsor and (b) any other trade or business (whether or not incorporated) under common control (within the meaning of Code Section 414(c)) with a Plan Sponsor.

        1.3A          “Annual Bonus” means an amount paid to an Employee as an Incentive-based payment as a component of his Annual Compensation, but which is specifically classified as an annual bonus payment by the Company.

    1.4           “Annual Compensation” means “Annual Compensation,” as that term is defined under the Salary Deferral Plan for purposes of making contributions pursuant to a salary deferral election, as the same may be amended from time to time, but without regard to the limitation on compensation that may be recognized under Code Section 401(a)(17), plus any Deferral Amounts credited to a Member during the Plan Year and amounts which are contributed by the Company pursuant to a salary reduction agreement and which are not includable in the gross income of the Member under Code Sections 125, 402(e)(3), 401(h)(1)(B) or 403(b).

        1.5          “Beneficiary” means the person or trust that a Member designated most recently in writing to the Plan Administrator; provided, however, that if the Member has failed to make a designation, no person designated is alive, no trust has been established, or no successor Beneficiary has been designated who is alive, the “Beneficiary” means (a) the Member’s spouse or (b) if no spouse is alive, the Member’s surviving children, or (c) if no children are alive, the Member’s parents, or (d) if no parent is alive, the legal representative of the deceased Member’s estate. Changes in designations of Beneficiaries may be made upon written notice to the Plan Administrator in such form as the Plan Administrator may prescribe.

        1.6          “Board of Directors” means the Board of Directors of the Primary Sponsor.

        1.7          “Change of Control” means any event that pursuant to the requirements of Article X of the Primary Sponsor’s Certificate of Incorporation, as amended from time to time, requires the affirmative vote of the holders of not less than eighty percent (80%) of the Voting Stock (as defined therein); provided, however, that no event shall constitute a Change of Control if approved by the Board of Directors a majority of whom are “present directors” and “new directors.” For purposes of the preceding sentence, “present directors” shall mean individuals who as of January 1, 1993 were members of the Board of Directors and “new directors” shall mean any director whose election by the Board of Directors in the event of a vacancy or whose nomination for election by the Primary Sponsor’s stockholders was approved by a vote of at least three-quarters of the directors then still in office who are “present directors” and “new directors;” provided that any director elected to the Board of Directors solely to settle a threatened or actual proxy contest shall in no event be deemed to be a “new director.”

        1.8          “Code” means the Internal Revenue Code of 1986, as amended.

        1.9          “Company Stock” means the securities of the Primary Sponsor or any affiliate.

        1.10          “Deferral Amount” means an amount credited to the Employee Deferred Account of a Member at the election of a Member pursuant to Plan Section 3.1.

        1.11          “Disability” means a disability of a Member within the meaning of Code Section 72(m)(7), to the extent that the Member is, or would be, entitled to disability retirement benefits under the federal Social Security Act or to the extent that the Member is entitled to recover benefits under any long-term disability plan or policy maintained by the Plan Sponsor. The determination of whether or not a Disability exists shall be determined by the Plan Administrator and shall be substantiated by competent medical evidence.

        1.12          “Distributions”means the distributions by Morrison Restaurants Inc. to its stockholders of all of the outstanding shares of common stock, respectively, of Morrison Fresh Cooking, Inc. and Morrison Health Care, Inc.

        1.13          “Effective Date” means, as to the Primary Sponsor, January 1, 1988, and as to each other Plan Sponsor which adopts the Plan, the date designated as such by the adopting Plan Sponsor.

        1.14          “Eligible Employee” means any person who is a “highly compensated employee,” within the meaning of Code Section 414(q), as amended.

        1.15          “Employee” means any person who is employed by a Plan Sponsor or an Affiliate for purposes of the Federal Insurance Contributions Act.

        1.16          “Entry Date” means the first day of each payroll period.

        1.17          “Former Morrison Employee” means an employee of Morrison Restaurants Inc. at any time prior to the effective date of the Distributions who did not continue in the employ of Ruby Tuesday, Inc. immediately after the Distributions, but who subsequently has been rehired by Ruby Tuesday, Inc.

        1.18          “Fund” means the amount at any given time of cash and other property held by the Trustee pursuant to the Plan.

        1.19          “Investment Fund” means such subfunds of the Fund as may be established by the Plan Administrator for the investment of Accounts.

        1.20          “Member” means any Eligible Employee or former Eligible Employee who has become a participant in the Plan, for so long as his benefits hereunder have not been paid out.

        1.21           “Plan Administrator” means the organization or person designated by the Primary Sponsor to administer the Plan or, in the absence of any such designation, the Primary Sponsor.

        1.22          “Plan Sponsor” means individually the Primary Sponsor and any other Affiliate or other entity which has adopted the Plan.

        1.23          “Plan Year” means the calendar year.

        1.24          “Reporting Person” means each Member who, on a particular date or dates, the Primary Sponsor reasonably believes is subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, with respect to equity securities of the Primary Sponsor or any affiliate.

        1.25          “Retirement Date” means the first day of the month coinciding with or immediately following the date on which the Member retires on or after attaining age 55 or becoming subject to a Disability.

        1.26          “Salary Deferral Plan” means the Ruby Tuesday, Inc. Salary Deferral Plan, as the same may be amended from time to time.

        1.26A          “Trust” means the grantor trust maintained by the Primary Sponsor as a source for the payment of benefit obligations under the Plan.

        1.27          “Trustee” means the trustee under the Trust.

        1.28          “Valuation Date” means each regular business day of the entity maintaining the investments in which the Investment Funds are invested.

SECTION 2
ELIGIBILITY

        2.1   Each Eligible Employee shall become a Member as of the Entry Date coinciding with or next following the date on which the Eligible Employee is identified by the Plan Administrator as a “highly compensated employee,” within the meaning of Code Section 414(q), as amended; provided, however, if the Employee is a new hire, the determination shall be based upon the Employee’s projected Annual Compensation.

        2.2   A Member who ceases to be an Eligible Employee will no longer be eligible to make further deferrals under the Plan pursuant to Plan Section 3, but shall continue to be subject to all other terms of the Plan so long as he remains a Member of the Plan.

        2.3   In the event the Member participates in a plan of a Plan Sponsor or Affiliate intended to qualify under Code Section 401(a) and containing a tax-qualified cash or deferred arrangement qualified under Code Section 401(k), the Member shall be suspended from continued participation under this Plan to the extent required by such other plan as a result of a hardship withdrawal made by such Member under such other plan.

SECTION 3
DEFERRAL ELECTIONS

    3.1(a)        Each Plan Year, a Member who is an Eligible Employee may elect to defer under the Plan a portion of the Annual Compensation otherwise payable to him for the Plan Year, which amount shall be at least two percent (2%) of Annual Compensation (exclusive of any Annual Bonus) and shall be in increments of one percent (1%) of Annual Compensation (exclusive of any Annual Bonus), but not in excess of one hundred percent (100%) of Annual Compensation (exclusive of any Annual Bonus), less all applicable withholdings.

        (b)Each Plan Year, a Member who is an Eligible Employee may elect to defer under the Plan a portion of any Annual Bonus otherwise payable to him for the Plan Year, which amount shall be at least two percent (2%) of any such Annual Bonus and shall be in increments of one percent (1%) of any such Annual Bonus, but not in excess of one hundred percent (100%) of any such Annual Bonus, less all applicable withholdings.

        3.2  All elections to defer Annual Compensation under Plan Section 3.1 may only be made pursuant to an agreement between the Member and the Plan Sponsor which shall be in such form and subject to such rules and limitations as the Plan Administrator may prescribe and shall specify the amount of the Annual Compensation of the Member that the Member desires to defer. Once a Member has made an election for a Plan Year, the Member may revoke or modify his election to reduce the rate of future deferrals pursuant to normal administrative procedures as may be established from time to time by the Plan Administrator. Once an election has been revoked or modified, any subsequent election by the Member shall be effective pursuant to normal administrative procedures as may be established from time to time by the Plan Administrator. Notwithstanding the foregoing, no election to defer Annual Bonus may be made after the later of the last day of the performance period for which the Annual Bonus is payable or the date on which the Annual Bonus is determined.

3.3 (a) Each Plan Sponsor proposes to credit on behalf of each Member employed by that Plan Sponsor for allocation to that Member’s Company Matching Account an amount equal to twenty percent (20%) of the Deferral Amounts of a Member in the case of a Member who has been employed by a Plan Sponsor for at least three (3) years, but fewer than ten (10) years; (B) thirty percent (30%) of the Deferral Amounts of a Member in the case of a Member who has been employed by a Plan Sponsor for at least ten (10) years, but fewer than twenty (20) years; or (C) forty percent (40%) of the Deferral Amounts of a Member in the case of a Member who either (I) has been employed by a Plan Sponsor for at least twenty (20) years or (II) is designated by the Plan Administrator, with the consent of the Plan Sponsor, as one of a select group of Members to receive such a matching credit.

        Matching credits under Section 3.3(a) for any Plan Year shall only be credited with respect to annual Deferral Amounts of each Member equal to the Code Section 402(g) limitation, as adjusted annually for inflation.

    (b)        Plan Sponsor contributions made pursuant to the Plan Section 3.3(a) may be made in cash or in kind including, without limitation, shares of Company Stock, at the discretion of the Plan Sponsor.

    (c)        For purposes of determining matching amounts to be credited to a Member’s Company Matching Account under Plan Section 3.3(a), all or a portion of a Member’s years of employment with a predecessor employer may be counted if at the time the individual became an Employee, or as soon as practicable thereafter, the Plan Sponsor adopts resolutions providing for the counting of such years of employment in favor of that Member or of a group or category of individuals that included the Member. The counting of any such years of employment shall be specified in those resolutions and shall be subject to such conditions, if any, provided therein. For purposes of this Section and notwithstanding any other provision of the Plan to the contrary, with respect to any Former Morrison Employee, periods of employment with Morrison Restaurants Inc. completed on or prior to the effective date of the Distributions shall be disregarded.

        3.4  No deferral or matching credits shall be made by or on behalf of any Member with respect to Annual Compensation otherwise payable to the Member by either Morrison Fresh Cooking, Inc. or Morrison Health Care, Inc. following the effective date of the distributions of the common stock of Morrison Fresh Cooking, Inc. and of the common stock of Morrison Health Care, Inc. to the stockholders of the Primary Sponsor.

SECTION 4
CREDITING ACCOUNTS

        4.1  As soon as reasonably practicable after the date of withholding by the Plan Sponsor, Deferral Amounts previously elected by a Member shall be credited to the Member’s Employee Deferred Account.

        4.2   As of the last Valuation Date of each Plan Year or any earlier Valuation Dates as may be selected by the Plan Administrator, the amounts to be credited for the applicable period pursuant to Plan Section 3.3 on behalf of a Member shall be credited to the Member’s Company Matching Account. Plan Sponsor matching contributions in the form of shares of Company Stock shall be credited to each eligible Member’s Company Stock Subaccount in the proportion that the cash which the Plan Sponsor otherwise would have credited to that Company Stock Subaccount as of the applicable Valuation Date bears to the total cash that the Plan Sponsor otherwise would have credited to all such Member’s Company Stock Subaccounts as of that Valuation Date.

        4.3   Except as otherwise provided in the Plan and Trust, as of each Valuation Date, the Trustee shall determine the net income or net loss of the Fund as hereinafter set forth.

(a) The net income or net loss of each Member’s Company Stock Subaccount shall be determined separately by the Trustee and allocated to each Member’s Account as follows:

    (1)        Any cash dividends with respect to Company Stock allocated to the Company Stock Subaccount of a Member as of the record date on which such cash dividend was declared shall immediately be allocated to the Other Investment Subaccount of the Member’s Account.

    (2)        Any additional shares of Company Stock which are issued with respect to any Company Stock held in the Company Stock Subaccount for any reason, including, but not limited to, stock dividends, mergers or stock splits, shall be immediately allocated to the Company Stock Subaccount as of the date on which the additional shares of Company stock are delivered to the Trustee. The additional shares of Company Stock shall be credited to each Company Stock Subaccount based upon the number of shares of Company Stock in each Company Stock Subaccount as of the record date on which the stock dividend or other issuance was declared or received, as the case may be.

    (b)        The net income or net loss of the Other Investment Subaccounts shall be determined separately by the Trustee and allocated to each Member’s Account as follows:

    (1)        To the cash income, if any, since the last Valuation Date, there shall be added or subtracted, as the case may be, any net increase or decrease, since the last Valuation Date, in the fair market value of the assets of each Investment Fund, any gain or loss on the sale or exchange of assets of the Investment Fund since the last Valuation Date, accrued interest since the last Valuation Date with respect to any interest bearing security as to which the purchaser would be required to pay such accrued interest in addition to the quoted price, the amount of any dividend which shall have been declared since the last Valuation Date but not paid on shares of stock owned by the Investment Fund if the market quotation used in determining the value of such shares is ex-dividend, and the amount of any other assets of the Investment Fund determined by the Trustee to be income since the last Valuation Date.

    (2)        From the sum thereof there shall be deducted all charges, expenses, and liabilities accrued since the last Valuation Date which are proper under the provisions of the Plan and Trust and which in the discretion of the and which in the discretion of the Trustee are properly chargeable against income of the Investment Fund for the period.

The net income or net loss so determined shall be allocated as of the Valuation Date to the Other Investment Subaccounts of each Member in the proportion that the balance of the Member’s Other Investment Subaccount invested in the Investment Fund as of the preceding Valuation Date bears to the total value of all Members’ Other Investment Subaccounts invested in the Investment Fund as of the preceding Valuation Date.

        (c)  Subject to the other provisions of this Section and such other rules as may be promulgated by the Plan Administrator from time to time:

(1) a Member may select how new Deferral Amounts and his existing Employee Deferred Account are to be invested among Investment Funds;

    (2)        a Member’s new matching credits and his existing Company Matching Account are to be invested in parallel among the Investment Funds selected by the Member for the investment of new Deferral Amounts and his existing Employee Deferred Account, as applicable; and

(3) Frozen Company Matching Accounts shall be invested in the Investment Fund consisting primarily of Company Stock.

If a Member selects an Investment Fund consisting primarily of Company Stock for the investment of Deferral Amounts (and corresponding matching credits) or any portion of his existing Employee Deferred Account (and corresponding portion of his Company Matching Account), the Member shall not be allowed at any later time to reinvest those amounts among other Investment Funds. Notwithstanding the foregoing, upon prior written notice to a Member, the Plan Administrator may revise or give no effect to a Member’s investment selections. If no investment election has been properly or timely filed with the Plan Administrator or if the Plan Administrator, upon prior written notice to the Member, modifies the Member’s election, an Account shall be credited with the net income or net loss of the investment selected by the Plan Administrator. Any selection of an investment by Reporting Persons shall be subject to the further restrictions of Plan Section 4.3(d).

    (d)        Except as otherwise provided in this Subsection, no Reporting Person shall be eligible to invest any portion of his Account in Company Stock and if any Member becomes a Reporting Person during a Plan Year and that Member has elected for the Plan Year an investment of Company Stock for any portion of his Account, that portion of the Member’s Account shall be credited with the net income or loss for the portion of the Plan Year ending with the Valuation Date immediately prior to the Member’s becoming a Reporting Person, if any, and, for the remainder of the Plan Year or until such earlier time as the Member elects an alternative form of investment pursuant to Plan Section 4.3(c), the investment (among those investments made available by the Plan Administrator for the Plan Year, other than Company Stock) earning the lowest return for the Plan Year. Notwithstanding the foregoing provisions of this Section, the Plan Administrator may in its discretion allow a Member who is a Reporting Person or who becomes a Reporting Person to select or to preserve a prior selection of a Company Stock investment with respect to all or any portion of the Member’s Account, in which case the foregoing provisions of this Section shall not be given effect as to that Member. The selection or preservation of a prior selection of a Company Stock investment by a Reporting Person pursuant to this Section shall be subject to such terms and conditions as the Plan Administrator may from time to time prescribe.

SECTION 5
HARDSHIP AND SCHEDULED PAYMENTS

        5.1 Introduction. Prior to the time that payments otherwise become due in accordance with the provisions of the Plan, payments may be made to Members from the Plan pursuant to Section 5.2 on account of hardship and scheduled payments may be made to Members from the Plan pursuant to Section 5.3.

        5.2 Hardship Payments. The Plan Administrator may pay all or a portion of a Member’s Deferral Amounts (reduced by negative rates of return experienced) prior to the time such amounts otherwise become payable in accordance with the provisions of the Plan; provided, however, that any such distribution shall be made only if the Member demonstrates that he is suffering from “Hardship,” as that term is defined under the Salary Deferral Plan, as amended, and any other unforeseeable circumstance determined to constitute a “Hardship” for purposes of this Section by the Plan Administrator. For the purposes of this Section, the Plan Administrator shall have the sole and absolute discretion, which shall be exercised in a nondiscriminatory and uniform manner, to determine if a “Hardship” exists with respect to a Member.

        5.3 Scheduled Payments. The Plan Administrator may pay all or a portion of a Member’s Account prior to the time such amounts otherwise become payable in accordance with the provisions of the Plan; provided, however, that any such distribution shall be made only if the Member delivers to the Plan Administrator, at least one year in advance of the proposed date of such distribution, a request in such form as the Plan Administrator shall require. Once submitted, the request shall be irrevocable and shall be processed on the proposed date of distribution. The Plan Administrator may deny a Member’s request for any reason and provide notice of such denial to the Member within a reasonable time from the submission of the request for scheduled payment.

        5.4 Applicable Procedures. Hardship payments and scheduled payments shall be made to a Member only in accordance with such other rules, policies, procedures, restrictions, and conditions as the Plan Administrator may from time to time adopt. Any determination of the acceptance or denial of a request for a hardship payment or scheduled payment shall be made by the Plan Administrator in accordance with rules applied in a uniform and nondiscriminatory manner. A payment under this Section shall be made in a lump sum in cash to the Member and shall be charged against the Member’s Employee Deferred Account, in the case of a hardship payment, or against the Member’s Account, in the case of an scheduled payment, as of the Valuation Date coinciding with or immediately following the date of the payment.

SECTION 6
DEATH BENEFITS

        6.1 Upon the death of a Member who dies prior to the date on which he is entitled to the commencement of payments of his Account, the Member’s Beneficiary shall be entitled to the full value of the Member’s Account.

        6.2 Upon the death of a Member who is no longer an Employee, but prior to the complete payment of his Account, the Member’s Beneficiary shall be entitled to receive the unpaid portion of the Member’s Account. These payments shall be made according to the manner and method by which payments were being made to the Member during his lifetime, except as provided by Plan Section 6.4.

        6.3 If, subsequent to the death of a Member, the Member’s Beneficiary dies while entitled to receive benefits under the Plan, the successor Beneficiary, if any, or the Beneficiary listed under Subsection (a), (b) or (c) of the Plan Section containing the definition of the term “Beneficiary” shall generally be entitled to receive benefits under the Plan.  However, if the deceased Beneficiary was the Member’s spouse at the time of the Member’s death, or if no successor Beneficiary shall have been designated by the Member and be alive and no Beneficiary listed under Subsection (a), (b) or (c) of the Plan Section containing the definition of the term “Beneficiary” shall be alive, the Member’s unpaid vested Accrued Benefit shall be paid to the personal representative of the deceased Beneficiary’s estate.

        6.4 If the Beneficiary is the estate of the Member, the Plan Sponsor shall make payment of the unpaid balance of the Member’s Account in the form of a single lump-sum payment equal to the unpaid balance of the Member’s Account as of the Valuation Date immediately preceding payment.

        6.5 Any benefit payable under this Section 6 shall be paid in accordance with and subject to the provisions of Plan Section 7 after receipt by the Plan Administrator of notice of the death of the Member.

SECTION 7
PAYMENT OF BENEFITS ON RETIREMENT OR DEATH

        7.1 Upon the retirement of a Member while employed by a Plan Sponsor or Affiliate or upon the death of a Member, the Accrued Benefit of the Member shall be determined as of the Valuation Date coinciding with or immediately preceding the Member’s Retirement Date or death, increased by Deferral Amounts and amounts credited pursuant to Plan Section 4.2 thereafter and adjusted for the appropriate net income or net loss and any other amounts credited pursuant to Plan Section 4.3 through the Valuation Date immediately preceding the date the Accrued Benefit is processed for payout purposes. Payment of the Member’s Accrued Benefit shall commence no later than sixty (60) days after the Retirement Date or death of the Member.

        7.2 The form of payment of the Accrued Benefit of a Member shall be selected by the Plan Administrator and shall be in either a lump sum or annual or more frequent installments. The payment of a Member’s Account shall be in kind in shares of Company Stock to the extent that Account is invested in Company Stock and otherwise in cash; except that on or after a Change of Control, payment of a Member’s Accrued Benefit shall be in cash. Notwithstanding the foregoing, any shares of Company Stock distributed to any Member who is or was a Reporting Person at any time within six (6) months prior to the date that his Accrued Benefit is paid shall be treated as restricted stock for a period of up to six months from the distribution date as necessary to preserve available exemptions under Section 16 of the Securities Exchange Act of 1934.

SECTION 8
PAYMENT OF BENEFITS ON OTHER TERMINATIONS OF EMPLOYMENT

        8.1 A Member shall be considered to have terminated employment with the Plan Sponsor or any Affiliate on the date determined by the Plan Administrator. Transfer of a Member from one Plan Sponsor to another Plan Sponsor or to an Affiliate shall not be deemed for any purpose under the Plan to be a termination of employment by the Member. For purposes of this Section and Section 7, Morrison Fresh Cooking, Inc. and Morrison Health Care, Inc. shall be deemed to be Affiliates of the Primary Sponsor from and after the effective date of distributions of the Common Stock of Morrison Fresh Cooking, Inc. and of the Common Stock of Morrison Health Care, Inc. to the stockholders of the Primary Sponsor.

        8.2 In the event of the termination of employment of a Member for reasons other than those specified in Sections 6 and 7 above, the Accrued Benefit of the Member shall be determined as of the Valuation Date coinciding with or immediately preceding the date of the termination of employment and shall be increased by any Deferral Amounts credited to the Employee Deferred Account of the Member since that Valuation Date. While no further amounts credited pursuant to Plan Section 4.2 shall be made to the Member’s Account after that Valuation Date, the Member’s Account shall be adjusted for the appropriate net income or net loss and any other amounts credited pursuant to Plan Section 4.3 through the Valuation Date immediately preceding the date the Accrued Benefit is processed for payout purposes.

        8.3 A Member shall be entitled to payment of his Accrued Benefit in the form set forth in Plan Section 7.2. Payment shall commence at any time which the Plan Administrator may select following termination of employment, which shall not be later than sixty (60) days after the end of the Plan Year in which the Member attains age 65.

SECTION 9
ADMINISTRATION OF THE PLAN

        9.1 Operation of the Plan Administrator. The Primary Sponsor shall be the Plan Administrator, unless it appoints another Plan Administrator. If an organization is appointed to serve as the Plan Administrator, then the Plan Administrator may designate in writing a person who may act on behalf of the Plan Administrator. The Primary Sponsor shall have the right to remove the Plan Administrator at any time by notice in writing. The Plan Administrator may resign at any time by written notice or resignation to the Primary Sponsor. Upon removal or resignation, or in the event of the dissolution of the Plan Administrator, the Primary Sponsor shall appoint a successor.

      9.2 Duties of the Plan Administrator.

    (a)        The Plan Administrator shall perform any act which the Plan authorizes or requires of the Plan Administrator by action taken in compliance with the Plan and may designate in writing other persons to carry out its duties under the Plan. The Plan Administrator may employ persons to render advice with regard to any of the Plan Administrator’s duties.

    (b)        The Plan Administrator shall from time to time establish rules, not contrary to the provisions of the Plan, for the administration of the Plan and the transaction of its business. All elections and designations under the Plan by a Member or Beneficiary shall be made on forms prescribed by the Plan Administrator. The Plan Administrator shall have discretionary authority to construe the terms of the Plan and shall determine all questions arising in the administration, interpretation and application of the Plan, including, but not limited to, those concerning eligibility for benefits and it shall not act so as to discriminate in favor of any person. All determinations of the Plan Administrator shall be conclusive and binding on all Members and Beneficiaries, subject to the provisions of the Plan and subject to applicable law.

    (c)        The Plan Administrator shall furnish Members and Beneficiaries with all disclosures now or hereafter required by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Plan Administrator shall file, as required, the various reports and disclosures concerning the Plan and its operations as required by ERISA and by the Code, and shall be solely responsible for establishing and maintaining all records of the Plan.

    (d)        The statement of specific duties for a Plan Administrator in this Section is not in derogation of any other duties which a Plan Administrator has under the provisions of the Plan or under applicable law.

    (e)        Each Plan Sponsor shall indemnify and hold harmless each person constituting the Plan Administrator from and against any and all claims and expenses (including, without limitation, attorney’s fees and related costs) arising in connection with the performance by the person of his duties in that capacity, other than any of the foregoing arising in connection with the willful neglect or willful misconduct of the person acting.

        9.3 Action by the Primary Sponsor or a Plan Sponsor. Any action to be taken by the Primary Sponsor or a Plan Sponsor shall be taken by resolution or written direction duly adopted by its board of directors or appropriate governing body, as the case may be; provided, however, that by such resolution or written direction, the board of directors or appropriate governing body, as the case may be, may delegate to any officer or other appropriate person of a Plan Sponsor the authority to take any such actions as may be specified in such resolution or written direction, other than the power to amend, modify or terminate the Plan or to determine the basis of any payment obligations of any Plan Sponsor.

SECTION 10
CLAIM REVIEW PROCEDURE

        10.1 In the event that a Member or Beneficiary is denied a claim for benefits under a Plan, the Plan Administrator shall provide to such claimant written notice of the denial which shall set forth:

(a) the specific reasons for the denial;

(b) specific references to the pertinent provisions of the Plan on which the denial is based;

(c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d) an explanation of the Plan’s claim review procedure.

10.2 After receiving written notice of the denial of a claim, a claimant or his representative may:
(a) request a full and fair review of such denial by written application to the Plan Administrator;

         (b)......review pertinent documents; and

    (c)        submit issues and comments in writing to the Plan Administrator.

        10.3 If the claimant wishes such a review of the decision denying his claim to benefits under the Plan, he must submit such written applications to the Plan Administrator within sixty (60) days after receiving written notice of the denial.

        10.4 Upon receiving such written application for review, the Plan Administrator may schedule a hearing for purposes of reviewing the claimant’s claim, which hearing shall take place not more than thirty (30) days from the date on which the Plan Administrator received such written application for review.

        10.5 At least ten (10) days prior to the scheduled hearing, the claimant and his representative designated in writing by him, if any, shall receive written notice of the date, time, and place of such scheduled hearing. The claimant or his representative, if any, may request that the hearing be rescheduled, for his convenience, on another reasonable date or at another reasonable time or place.

        10.6 All claimants requesting a review of the decision denying their claim for benefits may employ counsel for purposes of the hearing.

        10.7 No later than sixty (60) days following the receipt of the written application for review, the Plan Administrator shall submit its decision on the review in writing to the claimant involved and to his representative, if any; provided, however, a decision on the written application for review may be extended, in the event special circumstances such as the need to hold a hearing require an extension of time, to a day no later than one hundred twenty (120) days after the date of receipt of the written application for review. The decision shall include specific reasons for the decision and specific references to the pertinent provisions of the Plan on which the decision is based.

SECTION 11
LIMITATION OF ASSIGNMENT, PAYMENTS TO LEGALLY
INCOMPETENT DISTRIBUTEE AND UNCLAIMED PAYMENTS

        11.1 No benefit which shall be payable under the Plan to any person shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void; and no such benefit shall in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements or torts of any person, nor shall it be subject to attachment or legal process for, or against, such person, and the same shall not be recognized under the Plan, except to such extent as may be required by law.

        11.2 If any person who shall be entitled to any benefit under the Plan shall become bankrupt or shall attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge such benefit under the Plan, then the payment of any such benefit in the event a Member or Beneficiary is entitled to payment shall, in the discretion of the Plan Administrator, cease and terminate and in that event the Plan Administrator shall hold or apply the same for the benefit of such person, his spouse, children, other dependents or any of them in such manner and in such proportion as the Plan Administrator shall determine.

        11.3 Whenever any benefit which shall be payable under the Plan is to be paid to or for the benefit of any person who is then a minor or determined to be incompetent by qualified medical advice, the Plan Administrator need not require the appointment of a guardian or custodian, but shall be authorized to cause the same to be paid over to the person having custody of such minor or incompetent, or to cause the same to be paid to such minor or incompetent without the intervention of a guardian or custodian, or to cause the same to be paid to a legal guardian or custodian of such minor or incompetent if one has been appointed or to cause the same to be used for the benefit of such minor or incompetent.

        11.4 Whenever the Plan Administrator cannot, within a reasonable time after payments are to commence, locate any person to or for the benefit of whom such payments are to be made, after making a reasonable effort to locate such person, the Plan Administrator may direct that the payment and any remaining payments otherwise due to the Member be cancelled on the records of the Plan, except that in the event the Member later notifies the Plan Administrator of his whereabouts and requests the payments due to him under the Plan, the Plan Sponsor shall re-credit the Member’s account and provide for payment of the re-credited amount to the Member as soon as administratively feasible.

SECTION 12
LIMITATION OF RIGHTS

        Membership in the Plan shall not give any Employee any right or claim except to the extent that such right is specifically fixed under the terms of the Plan. The adoption of the Plan by any Plan Sponsor shall not be construed to give any Employee a right to be continued in the employ of a Plan Sponsor or as interfering with the right of a Plan Sponsor to terminate the employment of any Employee at any time.

SECTION 13
AMENDMENT TO OR TERMINATION OF THE PLAN

        13.1 The Primary Sponsor reserves the right at any time to modify or amend or terminate the Plan. No such modifications or amendments shall have the effect of retroactively changing or depriving Members or Beneficiaries of benefits already accrued under the Plan. No Plan Sponsor other than the Primary Sponsor shall have the right to so modify, amend or terminate the Plan. Notwithstanding the foregoing, each Plan Sponsor may terminate its own participation in the Plan.

        13.2 Each Plan Sponsor other than the Primary Sponsor shall have the right to terminate its participation in the Plan by resolution of its board of directors or other appropriate governing body and notice in writing to the Primary Sponsor. Any termination by a Plan Sponsor shall not be a termination as to any other Plan Sponsor.

       13.3    If the Plan is terminated by the Primary Sponsor it shall terminate as to all Plan Sponsors.

SECTION 14
ADOPTION OF PLAN BY AFFILIATES

        Any corporation or other business entity related to the Primary Sponsor by function or operation and any Affiliate, if the corporation, business entity or Affiliate is authorized to do so by written direction adopted by the Board of Directors, may adopt the Plan by action of the board of directors or other appropriate governing body of such corporation, business entity or Affiliate. Any adoption shall be evidenced by certified copies of the resolutions of the foregoing board of directors or governing body indicating the adoption by the adopting corporation, or business entity or Affiliate. The resolution shall state and define the Effective Date of the adoption of the Plan by the Plan Sponsor.

SECTION 15
MISCELLANEOUS

        15.1 All payments provided under the Plan shall be paid from the general assets of the applicable Plan Sponsor and no separate fund shall be established to secure payment. Notwithstanding the foregoing, the Primary Sponsor may establish a grantor trust to assist it and other Plan Sponsors in funding Plan obligations, and any payments made to a Member or Beneficiary from such trust shall relieve the Plan Sponsor from any further obligations under the Plan only to the extent of such payment.

        15.2 Each Plan Sponsor shall withhold from any benefits payable under the Plan all federal, state and local income taxes or other taxes required to be withheld pursuant to applicable law.

        15.3 To the extent not preempted by applicable federal law, the Plan shall be governed by and construed in accordance with the laws of the State of Georgia.

        IN WITNESS WHEREOF, the Primary Sponsor has caused this indenture to be executed as of the date first above written.

RUBY TUESDAY, INC. By: /s/ Samuel E. Beall, III Title: Chairman and Chief Executive Officer

ATTEST: By: /s/ Daniel T. Cronk Title: Secretary

[CORPORATE SEAL]